Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our Independent Auditor’s Report dated March 27, 2007 regarding the balance sheets of Sterling Bank as of December 31, 2006 and 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, which reports appear in the annual report on Form 10-KSB of Sterling Banks, Inc. filed with the Securities and Exchange Commission.

Blue Bell, Pennsylvania
MARCH 29, 2007